Exhibit (m)(1)

BMO FUNDS, INC.

RULE 12B-1 PLAN

This Rule 12b-1 Plan (the “Plan”), adopted on February 6, 2014 by the Board of Directors of BMO Funds, Inc. (the “Corporation”), a Wisconsin corporation, relates to certain classes of shares (the “Classes”) of the portfolios of the Corporation (the “Funds”) set forth in the exhibit hereto as may be amended from time to time.

1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) so as to allow the Corporation to make payments as contemplated herein, in conjunction with the distribution of certain Classes of the Funds (the “Shares”).

2. This Plan is designed to finance activities of M&I Distributors, LLC (the “Distributor”) principally intended to result in the sale of Shares to include: (a) providing incentive to broker/dealers (the “Brokers”) to sell Shares and to provide administrative support services to the Funds and their shareholders; (b) compensating other participating financial institutions and other persons (the “Financial Intermediaries”) for providing administrative and other support services to the Funds and their shareholders; (c) paying for the costs incurred in conjunction with advertising and marketing of Shares to include expenses of preparing, printing, and distributing prospectuses and sales literature to prospective shareholders, Brokers, or Financial Intermediaries; and (d) other costs incurred in the implementation and operation of the Plan. In compensation for services provided pursuant to this Plan, the Distributor will be paid a fee in the amount and in respect of the Classes set forth on the applicable exhibit.

3. Any payment to the Distributor in accordance with this Plan will be made pursuant to the Distribution Agreement entered into by and between the Corporation, the Corporation’s administrator, and the Distributor. Any payments made by the Distributor to Brokers and Financial Intermediaries with funds received as compensation under this Plan will be made pursuant to a Sales and Services Agreement entered into by the Distributor and the Broker or Financial Intermediaries.

4. The Distributor has the right (i) to select, in its sole discretion, the Brokers and Financial Intermediaries to participate in the Plan, and (ii) to terminate without cause and in its sole discretion any Sales and Services Agreement.

5. Quarterly, in each year that this Plan remains in effect, the Distributor shall prepare and furnish to the Board of Directors of the Corporation, and the Board of Directors shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

6. This Plan shall become effective with respect to each Class (i) after approval by majority votes of: (a) the Corporation’s Board of Directors; and (b) the Directors of the Corporation who are not interested persons of the Corporation and who have no direct or indirect financial interest in the Plan (“Disinterested Directors”), cast in person at a meeting called for the purpose of voting on the Plan.

7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth on Exhibit A and B and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Corporation’s Board of Directors and a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Directors as described above, this Plan will be effective as to that Class upon the date of the applicable exhibit (and after shareholder approval, if required under the Act) and will continue in effect until the next annual approval of this Plan by the Directors and thereafter for successive periods of one year subject to approval as described above.

8. All material amendments to this Plan must be approved by a vote of the Board of Directors of the Corporation and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on it.

9. This Plan may not be amended in order to increase materially the costs that the Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Classes as defined in Section 2(a)(42) of the Act.

10. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested Directors; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by the Distributor on 60 days’ notice to the Corporation. In the event of termination of the Plan, the Distributor shall be reimbursed only for permitted amounts incurred to the date of termination and within the limits set forth in the exhibits hereto.

11. While this Plan shall be in effect, the selection and nomination of Disinterested Directors of the Corporation shall be committed to the discretion of the Disinterested Directors then in office. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such Disinterested Directors.

12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

13. This Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.

EXHIBIT A

to the

Rule 12b-1 Plan

BMO FUNDS, INC.

Class R-3 Shares

of the

BMO Small Cap Value Fund

BMO Mid-Cap Growth Fund

BMO Mid-Cap Value Fund

BMO Pyrford International Fund

Effective as of May 27, 2014

This Plan is adopted by BMO Funds, Inc. with respect to the Class of Shares of its portfolios set forth above.

In compensation for the services provided pursuant to this Plan, the Distributor will be paid an annual fee equal to a maximum of 0.50 of 1% of the net assets of the Class R-3 Shares of the portfolios of BMO Funds, Inc. set forth above.

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EXHIBIT B

to the

Rule 12b-1 Plan

BMO FUNDS, INC.

Class A Shares

of the

BMO Low Volatility Equity Fund

BMO Dividend Income Fund

BMO Large-Cap Value Fund

BMO Large-Cap Growth Fund

BMO Mid-Cap Growth Fund

BMO Mid-Cap Value Fund

BMO Small-Cap Core Fund

BMO Small-Cap Value Fund

BMO Micro-Cap Fund

BMO Global Low Volatility Equity Fund

BMO Pyrford Global Equity Fund

BMO Pyrford Global Strategic Return Fund

BMO Pyrford International Stock Fund

BMO Global Natural Resources Fund

BMO Lloyd George Emerging Markets Equity Fund

BMO TCH Emerging Markets Bond Fund

BMO Ultra Short Tax-Free Fund

BMO Short Tax-Free Fund

BMO Short-Term Income Fund

BMO Intermediate Tax-Free Fund

BMO Government Income Fund

BMO Short-Intermediate Bond Fund

BMO TCH Corporate Income Fund

BMO TCH Core Plus Bond Fund

BMO Monegy High Yield Bond Fund

BMO Multi-Asset Income Fund

Effective as of May 27, 2014

This Plan is adopted by BMO Funds, Inc. with respect to the Class of Shares of its portfolios set forth above.

In compensation for the services provided pursuant to this Plan, the Distributor will be paid an annual fee equal to a maximum of 0.25 of 1% of the net assets of the Class A Shares of the portfolios of BMO Funds, Inc. set forth above.

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